Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Annual Report on Form 10-K/A of Greenland Mines Ltd (formerly known as Klotho Neurosciences, Inc.) as of December 31, 2025 and 2024 and for the years then ended, of our report dated April 1, 2026, except for the revisions described in the Explanatory Note to the Amendment No. 1 of the consolidated financial statements, specifically Consolidated Statements of Operations, Consolidated Statements of Changes in Stockholders’ Equity, Note 4, and Note 9, to which the date is August 14, 2026.

We also consent to the incorporation by reference of such report in the Company's Registration Statement(s) on Form S-1 (File No. 333-284602 and 333-291990) and Form S-8 (333-291317).

/s/ BCRG Group

BCRG Group
Irvine, California
August 14, 2026